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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                     THE ALLIED OWNERS ACTION FUND INC.

Address of Principal Business Office:     215 West 91st Street
                                          New York, New York 10024

Telephone Number:                         (212) 877-0727

Name and address of agent for
service of process:                       Aaron C. Brown
                                          215 West 91st Street
                                          New York, New York 10024

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] NO [ ]

         Pursuant to the requirements of the Investment Company Act of 1940 registrant has caused this notification of registration to be duly signed on its behalf in the City and State of New York on the 30th day of July 1999.

                                          THE ALLIED OWNERS ACTION FUND INC.

                                        by  /s/ Aaron C. Brown
                                        Signature: Aaron C. Brown, President

Attest:    /s/ Meryl E. Wiener
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